UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: July 22, 2010

(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27275	04-3432319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cambridge Center, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On July 28, 2010, Akamai Technologies, Inc. (“Akamai” or the “Company”) announced its financial results for its fiscal quarter ended June 30, 2010. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information provided under Item 2.02 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 22, 2010, Akamai’s Board of Directors elected David W. Kenny, 48, to the position of President of the Company and accepted the resignation of Paul Sagan as President, which was submitted to the Company on the same date. Mr. Sagan will remain Akamai’s Chief Executive Officer and will continue to be a member of the Board of Directors; Mr. Kenny will report to Mr. Sagan. Mr. Kenny will also continue to be a member of the Board of Directors; however, he will no longer serve on the Audit Committee or the Nominating and Corporate Governance Committee. Mr. Kenny is expected to join Akamai as President on September 7, 2010 (the actual date he joins Akamai, the “Start Date”).

Mr. Kenny has served as a director of Akamai since July 2007. From June 2008 until his resignation in June 2010, Mr. Kenny was the Managing Partner of VivaKi, which is the media and digital arm of Publicis Groupe, S.A., a global marketing services holding company. From September 1997 through May 2008, he was Chief Executive Officer of Digitas, Inc., a relationship marketing services firm that was acquired by Publicis Groupe in January 2007. Mr. Kenny was a director of Digitas between 1999 and 2007 and served on the board of directors of Publicis Groupe between January 2007 and June 2010. Mr. Kenny is also currently a member of the board of directors of The Corporate Executive Board, which provides research and analysis focusing on corporate strategy and operations. Mr. Kenny does not have any family relationships with other directors or officers of the Company nor has he engaged in any related-party transactions with Akamai.

On July 22, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) also approved Mr. Kenny’s compensation arrangements, which are summarized below and shall become effective as of the date on which he formally becomes President.

Mr. Kenny shall initially have a base salary of $550,000.00 and shall be eligible to participate in the Company’s executive cash bonus program. For 2010, he will be eligible to receive a pro rata bonus of up to 125% of his base salary, based on Akamai’s financial achievement and Mr. Kenny’s individual performance objectives (capped at the 100% attainment level).

The Compensation Committee approved granting Mr. Kenny stock options to purchase shares of common stock of the Company under the Akamai Technologies, Inc. 2009 Stock Incentive Plan (the “Stock Incentive Plan”). The options will be issued on the Start Date. The aggregate number of shares of common stock of the Company subject to the stock options will be determined so as to make the value of such stock options equal to $4 million determined under a Black-Scholes option pricing model. The exercise price for the stock options will be the closing sale price of Akamai’s common stock as reported on the Nasdaq Global Select Market on the Start Date. The options will vest in accordance with the following schedule: 25% vest on the first anniversary of the Start Date and the remaining 75% vest over the ensuing three years in equal quarterly installments of 6.25%. The options are subject to the terms of the Company’s standard form of non-statutory stock option agreement previously filed on May 26, 2009 with the Securities and Exchange Commission.

The Compensation Committee also approved a grant of restricted stock units (“RSUs”) to Mr. Kenny under the Stock Incentive Plan. The RSUs will be issued on the Start Date. The aggregate number of RSUs to be granted shall be calculated by dividing $2 million by the closing sale price of Akamai’s common stock as reported on the Nasdaq Global Select Market on the Start Date. Each RSU represents the right to receive one share of Akamai common stock upon vesting. The RSUs vest 25% on the first anniversary of the Start Date, and the remaining 75% vest over the ensuing three years in equal quarterly installments of 6.25%. The RSUs are subject to the terms of the Company’s standard form of RSU agreement previously filed on May 26, 2009 with the Securities and Exchange Commission.

As Akamai’s President, Mr. Kenny will become eligible for benefits under the terms of a Change of Control and Severance Agreement with the Company (the “Kenny Severance Agreement”) in the event his employment with the Company terminates under certain circumstances. Under the terms of the agreement, if Mr. Kenny is terminated for any reason other than “cause” (as defined in the Kenny Severance Agreement) and has signed a separation and release agreement acceptable to Akamai, would be entitled to:

•	a lump sum payment equal to one year of his then-current annualized base salary;

•

a lump sum payment equal to the annual incentive bonus at target that would have been payable to him under his then-current cash incentive plan, if any, in the year of the his termination had both Akamai and Mr. Kenny achieved the target bonus objectives set forth in his bonus plan during such year; and

•	a lump sum payment equal to 12 times the monthly premium payable by Mr. Kenny for continued health and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

If Mr. Kenny is terminated without “cause” or resigns for “good reason” (as defined in the Kenny Severance Agreement) within 12 months following a change in control of Akamai, he would be entitled to:

•	a lump sum cash payment equal to two years of his then-current annualized base salary;

•

a lump sum payment equal to two times his then-applicable annual incentive cash bonus that would have been payable to him under his then-current cash incentive plan, if any, in the year of the his termination had both Akamai and Mr. Kenny achieved the target bonus objectives set forth in his bonus plan during such year;

•	a lump sum cash payment equal to 12 months of the amount paid by the Executive for continued health and dental insurance coverage under COBRA; and

•

100% vesting of all outstanding stock options and all RSUs (other than RSUs that vest only upon the achievement of performance targets based on periods greater than one year) held by the him as of the date his employment terminates.

The Compensation Committee also approved amendments to the severance benefits payable to Mr. Sagan under an updated letter agreement dated July 22, 2010 (the “2010 Sagan Agreement”). Under the terms of the employment arrangements entered into between Mr. Sagan and the Company when he was elected Chief Executive Officer in January 2005 (the “2005 Sagan Agreement”), if Mr. Sagan terminates his employment for “good reason” within 12 months following a change in control of Akamai, he will be entitled to a lump sum cash payment equal to two years of his then-current base salary and an award equal to two times his then-applicable annual incentive bonus at target. Under the terms of the 2010 Sagan Agreement, the benefits described in the prior sentence would also be payable to him if his employment is terminated by Akamai or its successor within 12 months following a change of control for any reason other than “cause.” The 2010 Sagan Agreement also now provides that if, within 12 months following a change of control of Akamai, Mr. Sagan’s employment is terminated by Akamai or its successor for any reason other than “cause” or he resigns for “good reason,” he will be entitled to 100% vesting of all RSUs (other than RSUs that vest only upon the achievement of performance targets based on periods greater than one year) held by the him as of the date his employment terminates. The 2010 Sagan Agreement also includes amended definitions of “cause” and “good reason” that apply to all circumstances in which severance benefits are payable to him.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1	Press Release dated July 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2010	AKAMAI TECHNOLOGIES, INC.

/S/ J. DONALD SHERMAN
J. Donald Sherman
Chief Financial Officer

Exhibit Index

99.1	Press Release dated July 28, 2010